Exhibit 10.40

GENERATION HEMP, INC.

2021 OMNIBUS INCENTIVE PLAN

NOTICE OF RESTRICTED STOCK UNITS

Generation Hemp, Inc., a Delaware corporation (the “Company”) grants to you the following Restricted Stock Units (“RSUs”), pursuant to the Company’s 2021 Omnibus Incentive Plan (the “Plan”) and the attached Restricted Stock Unit Award Agreement (the “Award Agreement”):

Participant:	[insert name]

Total Number of RSUs:	[insert number of shares]

Date of Grant:	[insert date]

Vesting Commencement Date:	[insert Vesting Commencement Date]

Vesting Schedule:	[insert Vesting Schedule]

GENERATION HEMP, INC.
2021 OMNIBUS INCENTIVE PLAN

Restricted Stock Unit Award Agreement

Dear [insert name]:

On [insert date], the Committee of Generation Hemp, Inc. (the “Company”) approved an award of Restricted Stock Units (the “RSUs”) to you pursuant to the terms of the Generation Hemp, Inc. 2021 Omnibus Incentive Plan (the “Plan”). Capitalized terms not explicitly defined in this Award Agreement shall have the meaning set forth in the Plan and the attached Notice of Restricted Stock Units (the “Notice”).

You are granted [insert number] RSUs in the Company. The Date of Grant of the RSUs is [insert date].

1. Vesting. Subject to your not incurring a Separation from Service with the Company prior to the applicable vesting dates, the RSUs shall vest at the time or times set forth in the Notice.

[Insert, as applicable: Notwithstanding the schedule in the Notice, in the event your termination of employment is due to your death or Disability, all unvested Restricted Stock Units shall become one hundred percent (100%) vested on the date of your death or Disability.]

2. Grant of RSUs. Each RSU granted to you represents the conditional right to receive, without payment, but subject to the conditions and limitations set forth in this Award Agreement and the Plan, one Share of common stock of the Company to be settled as provided in Section 5.

3. Award Subject to Plan. The Award is subject in its entirety to the provisions of the Plan, which are incorporated herein by reference and a copy is attached hereto. In the event of any conflict, the terms of the Plan will control.

4. Rights as Shareholder; Limits on Transfer. Each RSU represents an unfunded and unsecured promise by the Company to deliver one Share to you upon vesting of the RSU. Except as provided in Section 6, you will not have any rights of a shareholder with respect to any RSU (including any voting rights) unless and until the RSU vests and is settled by the issuance of a Share or settled in cash. Neither the RSUs nor the rights relating thereto may be sold, transferred, pledged, assigned, or otherwise alienated, other than by will or by laws of descent and distribution.

5. Settlement. Subject to Section 8, promptly following the applicable Vesting Date and in any event no later than two and one-half (2 1/2) months following the last day of the calendar year in which occurs such Vesting Date, as determined by the Committee, the Company will:

a) issue and deliver to you the number of Shares equal to the applicable number of RSUs that vested on such Vesting Date (No fractional shares will be issued under this Award Agreement);

b) settle the vested RSUs in cash; or

c) a combination of (a) and (b) above.

6. Dividend Equivalents. Each RSU shall be credited with an amount equal to the dividends paid on a Share between the Date of Grant and the date such RSU is paid to you (if at all). Dividend equivalents shall vest, if at all, upon the same terms and conditions governing the vesting of RSUs under the Plan. Payment of the dividend equivalent shall be made at the same time as payment of the RSU and shall be made without interest or other adjustment. If the RSU is forfeited, you shall have no right to dividend equivalents.

7. Withholding; Code Section 409A; Tax Liability.

7.1 You will be required to pay to the Company, and the Company will have the right to deduct from any compensation paid to you pursuant to this Award Agreement or otherwise, the amount of any required withholding or other applicable taxes in respect of the RSUs, including upon the vesting and/or settlement of the RSUs, and to take all such other action as the Committee deems necessary to satisfy all obligations for the payment of such withholding or other applicable taxes. The Committee may permit you to satisfy any federal, state or local tax withholding obligation (income or employment) by authorizing the Company to withhold Shares from the Shares otherwise deliverable to you as a result of the vesting and settlement of the RSUs; provided, however, that no Shares will be withheld with a value exceeding the minimum amount of tax required to be withheld by law.

7.2 If you are determined to be a “Specified Employee” within the meaning of Section 409A, the Treasury regulations thereunder, and the Plan, as determined by the Committee, at the time of your “separation from service” within the meaning of Section 409A and the Treasury regulations thereunder, then to the extent necessary to prevent any accelerated or additional tax under Section 409A, the settlement and delivery of any Shares hereunder upon such separation from service will be delayed until the earlier of (a) the date that is six months and one day following your separation from service and (b) your death. For purposes of this Award Agreement, all references to “termination of employment” and correlative phrases will be construed to require a “separation from service” (as defined in Section 1.409A-1(h) of the Treasury regulations after giving effect to the presumptions contained therein).

7.3 This Award Agreement is intended to comply with Section 409A or an exemption thereunder, and will be construed and interpreted in a manner that is consistent with the requirements for avoiding additional taxes or penalties under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Award Agreement comply with Section 409A, and in no event will the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by you on account of non-compliance with Section 409A. You hereby acknowledge that the Company has advised you to consult with a tax advisor regarding the potential impact of Code Section 409A and that the Company, in the exercise of its sole discretion and without your consent, may amend or modify this Award Agreement in any manner and delay the payment of any amounts payable pursuant to this Award Agreement to the minimum extent necessary to meet the requirements of Code Section 409A, as amplified by any Internal Revenue Service or U.S. Treasury Department regulations or guidance as the Company deems appropriate or advisable.

7.4 You have reviewed with your own tax advisors the federal, state, local and foreign tax consequences of this Award Agreement. You are relying solely on such advisors and not on any statements or representations of the Company or any of its agents. You understand that you (and not the Company) shall be responsible for your own tax liability that may arise as a result of this Award Agreement.

8. Compliance with Law. The issuance and transfer of the Shares will be subject to compliance by the Company and you with all applicable requirements of federal and state securities laws and with all applicable requirements of any stock exchange on which the Stock may be listed. No shares of Stock will be issued or transferred unless and until any then applicable requirements of state and federal law and regulatory agencies have been fully complied with to the satisfaction of the Company and its counsel.

9. Electronic Delivery. The Company may, in its sole discretion, deliver by electronic means any documents related to current or future participation in the Plan. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

10. Recovery of Compensation. The RSUs, any Shares delivered hereunder and any gains realized or other amounts in respect of such RSUs will be subject to recoupment by the Company to the extent required to comply with applicable law or regulation or the rules of the stock exchange on which Shares of the Company’s common stock is traded, if any.

11. Notices. Any notice required to be delivered to the Company under this Award Agreement will be in writing and addressed to the Secretary of the Company at the Company’s principal corporate offices. Any notice required to be delivered to you under this Award Agreement will be in writing and addressed to you at the address as shown in the records of the Company. Either party may designate another address in writing (or by such other method approved by the Company) from time to time. To the extent that you have any ability to defer the recognition of income under Section 83(i) of the Internal Revenue Code of 1986, as amended (in which case, the Company shall provide you with the appropriate notice and election forms), you hereby agree to notify the Company of such election within ten (10) days after filing notice of the election with the Internal Revenue Service or other government authority.

12. Governing Law. This Award Agreement will be construed and interpreted in accordance with the laws of the State of Texas without regard to conflict of law principles.

13. Interpretation. Any dispute regarding the interpretation of this Award Agreement will be submitted by you or the Company to the Committee for review. The resolution of such dispute by the Committee will be final and binding on you and the Company.

14. Successors and Assigns. The Company may assign any of its rights under this Award Agreement. This Award Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Award Agreement will be binding upon you and your beneficiaries, executors or Committees.

15. Severability. The invalidity or unenforceability of any provision of the Plan or this Award Agreement will not affect the validity or enforceability of any other provision of the Plan or this Award Agreement, and each provision of the Plan and this Award Agreement will be severable and enforceable to the extent permitted by law.

16. Amendment. The Committee has the right to amend, alter, suspend, discontinue or cancel the RSUs, prospectively or retroactively; provided, that, no such amendment will adversely affect your material rights under this Award Agreement without your consent.

17. Counterparts. This Award Agreement may be executed in counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.

The Plan is incorporated herein by reference and a copy is attached hereto. The Plan and this Award Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and you with respect to the subject matter hereof, and may not be modified adversely to your interest except by means of a writing signed by the Company and you. This Award Agreement is governed by the laws of the State of Texas.

By your signature and the signature of the Company’s representative below, you and the Company agree that the RSUs are granted under and governed by the terms and conditions of the Plan and this Award Agreement. You have reviewed the Plan and this Award Agreement in their entirety, have had an opportunity to obtain the advice of counsel prior to executing this Award Agreement and fully understand all provisions of the Plan and this Award Agreement. You hereby agree to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions relating to the Plan and Agreement. You further agree to notify the Company upon any change in your residence address indicated below.

PARTICIPANT	GENERATION HEMP, INC.

Signature	By

Print Name	Title

Residence Address

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